                                                                       Exhibit 3


                                 LOAN AGREEMENT

                                     between

                               HARRIS CORPORATION

                                       and

                                TELTRONICS, INC.




                           Dated as of March 27, 2002

               LOAN AGREEMENT dated as of March 27, 2002, between
           HARRIS CORPORATION, a Delaware corporation ("Harris"), and
             TELTRONICS, INC., a Delaware corporation ("Borrower").



                               W I T N E S S E T H

         WHEREAS, Borrower has previously delivered to Harris an Amended and Restated Secured Promissory Note in the principal amount of Seven Million Ninety-Six Thousand Six Hundred Twenty-Two Dollars and Ninety-One Cents ($7,096,622.91) (the "EXISTING PROMISSORY NOTE");

         WHEREAS, the amounts owing under the Existing Promissory Note are secured by a lien on certain personal property of the Borrower pursuant to a Security Agreement between Borrower and Harris dated as of June 30, 2000; and

         WHEREAS, the Borrower has previously acknowledged that it owed Harris an additional $2,642,941.61 in respect of items received or invoiced prior to January 1, 2001, and $4,201,590.40 in respect of items received or invoiced after January 1, 2001 as set forth in the Master Restructuring Agreement between Borrower and Harris, and has requested that Harris amend and restate the Existing Promissory Note to consolidate and reflect the addition of such amounts and certain other amounts owing by the Borrower to Harris and to extend the maturity of the Existing Promissory Note and to otherwise modify the terms and conditions of the Existing Promissory Note.

         NOW THEREFORE, FOR AND in consideration and in reliance upon the representations, warranties and agreements made herein and in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Harris and the Borrower agree as follows:

ARTICLE I.     DEFINITIONS

         SECTION 1.01 CERTAIN DEFINITIONS. Except as otherwise specified or as the context may otherwise require, in addition to the capitalized terms defined elsewhere herein, the following terms shall have the respective meanings set forth below whenever used in this Agreement.

         "ADDITIONAL INVOICES AMOUNT" shall have the meaning assigned to such term in the Master Restructuring Agreement.

         "AFFILIATE" shall mean, when used with respect to a specified Person, any other Person directly or indirectly, through one or more intermediaries, controlling, or controlled by, or under direct or indirect common control with, such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as used with respect to any Person shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of stock, other equity interest or by contract or otherwise.

         "BUSINESS DAY" shall mean any day which is not a Saturday, Sunday, or a day on which banking institutions in the State of Florida are authorized by law to close.

         "CAPITAL LEASE OBLIGATIONS" of any Person shall mean all obligations of such Person under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be capitalized on a balance sheet of such Person in accordance with generally accepted accounting principles.

         "CODE" shall mean the Internal Revenue Code of 1986, as amended.

         "COLLATERAL" shall have the meaning assigned to that term in the Security Agreement.

         "DEFAULT" shall mean any event or condition which upon notice, lapse of time or both would constitute an Event of Default.

         "DOLLARS" or "$" shall mean lawful money of the United States of America.

         "EFFECTIVE DATE" shall mean the date of this Agreement.

         "EVENT OF DEFAULT" shall have the meaning assigned to such term in
Section 7.01.

         "GOVERNMENTAL AUTHORITY" shall mean any Federal, state, local or foreign court or governmental agency, authority, instrumentality or regulatory body.

         "GUARANTEE" of or by any Person shall mean any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the "primary obligor") in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness, (b) to purchase property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment of such Indebtedness or (c) to maintain working capital, equity capital or other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness; PROVIDED, HOWEVER, that the term Guarantee shall not include endorsements for collection or deposit, in either case in the ordinary course of business.

         "INDEBTEDNESS" of any Person shall mean, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person upon which interest charges are customarily paid, (d) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (e) all obligations of such Person issued or assumed as the deferred purchase price of property or services, (f) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, (g) all Guarantees by such Person of Indebtedness of others, (h) all Capital Lease Obligations of such Person, (i) all obligations of such

Person in respect of interest rate protection agreements, foreign currency exchange agreements or other interest or exchange rate hedging arrangements and
(j) all obligations of such Person as an account party in respect of letters of credit and bankers' acceptances. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner.

         "LIEN" shall mean, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement relating to such asset and
(c) in the case of securities, any pledge or hypothecation of such securities to a third party or call or similar right of a third party with respect to such securities.

         "LOAN" shall have the meaning assigned to such term in Section 2.01.

         "LOAN DOCUMENTS" shall mean this Loan Agreement, the Note and the Security Agreement.

         Any reference to any event, change or effect being "MATERIAL" with respect to the Borrower means an event, change or effect which is or, insofar as reasonably can be foreseen in the future will be, material to the condition (financial or otherwise), properties, assets, liabilities, businesses, operations or prospects of the Borrower.

         "MASTER RESTRUCTURING AGREEMENT" shall mean the Master Restructuring Agreement, dated as of March 27, 2002, and entered into by and between the Borrower and Harris.

         "NOTE" shall have the meaning assigned to such term in Section 2.02.

         "PERMITTED LIENS" shall have the meaning assigned to such term in the Security Agreement:

         "PERSON" shall mean any individual, firm, corporation, partnership, limited liability company, trust, joint venture, Governmental Authority or other entity, and shall include any successor (by merger or otherwise) of such entity.

         "REGISTRATION RIGHTS AGREEMENT" means the Registration Rights Agreement dated the date hereof and entered into by and between Harris and the Borrower.

         "SECURITY AGREEMENT" means the Amended and Restated General Security Agreement between Borrower and Harris dated as of the date hereof, as may be amended from time to time.

         "SUBSIDIARY" of any Person shall mean a corporation, company or other entity (i) more than fifty percent (50%) of whose outstanding shares or securities (representing the right to vote for the election of directors or other managing authority) are, or (ii) which does not have outstanding shares or securities (as may be the case in a partnership, joint venture or unincorporated association), but more than fifty percent (50%) of whose ownership interest representing the right to make decisions for such other entity is, now or hereafter owned or controlled, directly or indirectly, by such Person, but such corporation, company or other entity shall be deemed to be a Subsidiary only so long as such ownership or control exists. Unless otherwise specified, reference to a Subsidiary shall be deemed to be a reference to a Subsidiary of the Borrower.

         "TAX" or "TAXES" shall mean all Federal, state, local and foreign taxes, assessments and other governmental charges, including, without limitation, taxes based upon or measured by gross receipts, income, profits, sales, use, occupation, value added, ad valorem, transfer, franchise, withholding, payroll, employment, excise, or property taxes, together with all interest, penalties and additions imposed with respect to such amounts and any obligations under any agreements or arrangements with any other Person with respect to such amounts.

         "TRANSACTION DOCUMENTS" shall mean the Loan Documents, the Registration Rights Agreement, the Master Restructuring Agreement, and all other Ancillary Agreements referred to therein.

         SECTION 1.02 TERMS GENERALLY. The definitions in Section 1.01 shall apply equally to both the singular and plural forms of the terms defined. The words "include," "includes" and "including" shall be deemed to be followed by the phrase "without limitation." All references herein to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, this Agreement unless the context shall otherwise require. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with generally accepted accounting principles, as in effect from time to time. This Agreement shall be deemed to have been drafted by both the Borrower and Harris and neither this Agreement nor any Loan Document shall be construed against either party as the principal draftsperson hereof or thereof.

         SECTION 1.03 COMPUTATION OF TIME PERIODS. In this Agreement, in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" mean "to but excluding."

ARTICLE II.     THE LOAN

         SECTION 2.01 THE LOAN. Upon the terms and subject to the conditions of this Agreement, and relying upon the representations, covenants, and warranties set forth in this Agreement, the Security Agreement, the Note and the other Transaction Documents, Harris agrees to amend and restate the terms and conditions of the Existing Promissory Note and certain other amounts that are owing from the Borrower to Harris as set forth herein and in the Master Restructuring Agreement resulting in a loan in the principal amount of $9,196,801.23.

         SECTION 2.02 AMENDED PROMISSORY NOTE. After the date hereof, the Loan shall be evidenced by an Amended, Restated and Consolidated Secured Promissory Note (the "NOTE") duly executed on behalf of the Borrower in the form attached hereto as EXHIBIT A, payable to the order of Harris. The parties acknowledge and agree that the principal amount of the Note was determined by consolidating the following amounts:

         (i) the principal amount of $7,096,622.91 under the Existing Promissory Note;

         (ii) the amount of $2,642,941.62 representing the amount owing to Harris by the Borrower on the date hereof in respect of the net amount of payables for transactions, releases and other items between the Borrower and Harris as specifically identified in the Master Restructuring Agreement for the period prior to January 1, 2001; and

         (iii) the Additional Invoices Amount of $3,201,573.12 (representing invoices for items received or invoiced from January 1, 2001 to the date hereof reduced by payment of $1,000,017.28 made by Borrower in respect of such invoiced amounts) plus accrued and unpaid interest thereon in the amount of $255,663.58;

                  Reduced by the conversion of the Additional Invoices Amount of $3,201,573.12, and $798,426.88 of the April 13, 2001 Invoice
                  Amount, into Series C Preferred Stock at the Closing.

         SECTION 2.03 PREPAYMENT. Borrower shall have the right at any time without penalty or premium to prepay the principal of the Note in whole or in part together with accrued interest on the amount prepaid from the date hereof to the date of the prepayment and the payment of all other fees, expenses and sums due and owing hereunder, in each case with the amount of such prepayment being applied first to any such fees or expenses, then to interest until all accrued and unpaid interest through the date of prepayment has been paid and thereafter to principal as set forth in the Note. The Note may be required to be prepaid prior to its maturity as set forth herein and therein.

ARTICLE III.     REPRESENTATIONS AND WARRANTIES OF THE BORROWER

         The Borrower represents and warrants to Harris that:

         SECTION 3.01 ORGANIZATION AND GOOD STANDING OF THE BORROWER. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has all requisite power and authority and possesses all material franchises, licenses, permits, authorizations and approvals from Governmental Authorities necessary to enable it to use its corporate name and to own, lease or otherwise hold its properties and assets and to carry on its business as presently conducted. The Borrower is qualified to do business as a foreign corporation and is in good standing in each jurisdiction in which the nature of its business or the ownership, leasing or holding of its properties or assets requires such qualification, except where the failure to be so qualified would not have a materially adverse effect on the Borrower.

         SECTION 3.02 AUTHORITY. The Borrower has all requisite power and authority to enter into the Loan Documents and the other Transaction Documents, to issue and deliver the Note, and to consummate the other transactions contemplated by the parties. The execution and delivery by the Borrower of the Loan Documents and the other Transaction Documents, the issuance and delivery by the Borrower of the Note, the borrowing by the Borrower hereunder and the consummation by the Borrower of the other transactions contemplated by the parties have been duly authorized by all necessary corporate action on the part of the Borrower. No approval of or other action by the stockholders of the Borrower is necessary for the Borrower to perform the matters described in the preceding sentence. This Agreement has been duly executed and delivered by the Borrower and constitutes, and the other Loan Documents and Transaction Documents, and the Note constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their terms, except as may be limited by applicable bankruptcy, insolvency, reorganization or similar laws affecting the rights of creditors generally or as may be limited by the availability of equitable remedies, including specific performance, subject to the discretion of the court before which any proceeding therefor may be brought. The execution and delivery of the Loan Documents and Transaction Documents, the issuance and delivery of the Note do not, and the borrowing by the Borrower hereunder and the consummation of the transactions contemplated hereby and thereby and compliance with the terms hereof and thereof will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time or both) under, or give rise to a right of termination, cancellation or acceleration of any obligation or to loss of any benefit under (a) any loan or credit agreement, note, bond, mortgage, indenture, deed of trust, license, lease, contract, commitment, agreement, understanding or arrangement to which the Borrower is a party or by which the Borrower or any of its properties or assets is bound, (b) any provision of the Certificate of Incorporation or By-laws of the Borrower, as amended or (c) any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Borrower or any of its properties or assets. No consent, approval, order, license, permit or authorization of, or registration, declaration or filing with, any Governmental Authority or any other Person is required to be obtained or made by or with respect to the Borrower or any of its Affiliates in connection with the execution and delivery of the Loan Documents, the other Transaction Documents, the issuance and delivery of the Note, or the consummation of the transactions contemplated hereby or thereby except for any filings that may be required under Regulation D of the Securities Act of 1933, as amended.

         SECTION 3.03 FINANCIAL STATEMENTS. All financial statements of the Borrower delivered by the Borrower to Harris, pursuant to this Agreement or otherwise, are (or will be when delivered) correct and complete, are (or will be when delivered) in accordance with the books and records of the Borrower, have been (or will have been when delivered) prepared in conformity with generally accepted accounting principles consistently applied (except as described in the notes included therein) and fairly present (or will fairly present when delivered) the financial condition of the Borrower as of the dates thereof and the results of its operations for the periods then ended.

         SECTION 3.04 DISCLOSURE; NO UNTRUE STATEMENTS. No representation or warranty made by the Borrower in the Loan Documents or which will be made by any Borrower from time to time in connection with the Loan Documents (a) contains or will contain any misrepresentation or untrue statement of fact, or (b) omits or will omit to state any material fact necessary to make the statements therein not misleading. There is no fact known to the Borrower which materially adversely affects, or which might in the future materially adversely affect, the business, assets, properties or condition, financial or otherwise, of the Borrower, except as set forth or referred to in the Loan Documents or otherwise disclosed in writing to Harris.

         SECTION 3.05 SUBSIDIARIES. The Borrower has no "Significant Subsidiaries" as defined pursuant to the Securities Exchange Act of 1934, as amended ("SIGNIFICANT SUBSIDIARY").

         SECTION 3.06 TITLE TO PROPERTIES AND ASSETS; LIENS. The Borrower has good and marketable title in fee to its properties and assets, tangible or intangible (including, without limitation, patents, patent applications, trade secrets and proprietary information) and has good title to all its leasehold interests, and all such properties and assets are free and clear of any Liens, other than Permitted Liens. The Borrower enjoys peaceful and undisturbed possession under all leases under which it is now operating, none of which contain any burdensome or unusual provisions which may affect its operations, and all said leases are valid, subsisting, and in full force and effect and Borrower is not in violation of any material term of any such lease.

         SECTION 3.07 LITIGATION. The Borrower has not been served and does not have notice of any actions, suits, proceedings or investigations pending against the Borrower or its properties, existence or revenues before any court or governmental agency (nor, to the best of the Borrower's knowledge, is there any basis therefor or threat thereof), which, either in any case or in the aggregate, might result in any material adverse change in the business or condition, financial or otherwise, of the Borrower or any of its properties or assets, or in any material impairment of the right or ability of the Borrower to carry on its business as now conducted or as proposed to be conducted, or in any material liability on the part of the Borrower, or, regardless of outcome, which would be required to be disclosed in notes to any balance sheet as of the date hereof of the Borrower prepared in reasonable detail in accordance with generally accepted accounting principles and none which questions the validity of this Agreement, the Loan Documents, the other Transaction Documents, or any action taken or to be taken in connection herewith or therewith.

         SECTION 3.08 TAXES. The Borrower has filed all Tax returns required to be filed by it and has paid in a timely manner all Taxes owed by it (whether or not shown on any Tax return). All Taxes and assessments that the Borrower is required to withhold or to collect with respect to amounts owing to employees or contractors or otherwise have been duly withheld or collected and all withholdings and collections have been duly and timely paid over to the appropriate Governmental Authority.

         SECTION 3.09 GOVERNMENT CONTRACT. Borrower is not subject to the renegotiation of any government contract in any material amount.

         SECTION 3.10 COMPLIANCE WITH LAWS. The Borrower is not in material violation of any term or provision under any law, rule, regulation or order of any Governmental Authority applicable to it or its properties. The Borrower is duly licensed under all laws, rules or regulations and possesses all licenses and permits necessary or required to conduct its business as now conducted.

ARTICLE IV.    OMITTED

ARTICLE V.     BORROWER'S AFFIRMATIVE COVENANTS

         The Borrower covenants and agrees with Harris that, so long as the principal of or interest on the Note shall be unpaid, unless Harris shall otherwise consent in writing:

         SECTION 5.01 ACCOUNTING SYSTEM. The Borrower shall and shall cause each of its Subsidiaries to maintain all its financial records in accordance with generally accepted accounting principles consistently applied.

         SECTION 5.02 PERIODIC REPORTS.

                  (a) The Borrower shall furnish to Harris, as soon as practicable, and in any event within ninety (90) days after the end of each fiscal year of the Borrower, an annual report of the Borrower, including a balance sheet as of the end of such fiscal year and the related statements of operations, stockholders' equity and cash flows for such fiscal year (or similar statements if the foregoing statements change as the result of changes in generally accepted accounting principles), setting forth in each case in comparative form the corresponding figures for the preceding fiscal year, all of which shall fairly present the financial condition of the Borrower as of the dates shown and the results of its operations for the periods then ended.

                  (b) The Borrower shall furnish to Harris, as soon as practicable and in any event within forty-five (45) days after the end of each of its first, second and third fiscal quarters, a quarterly report of the Borrower consisting of an unaudited balance sheet as of the end of such quarter and the related unaudited statements of operations, stockholders' equity and cash flows for such quarter and for the fiscal year to date, setting forth in each case in comparative form the corresponding figures for the preceding fiscal year.

                  (c) All such reports and financials delivered pursuant to Sections 5.02(a) and (b) shall fairly present the financial condition of the Borrower as of the dates shown and the results of its operations for the periods then ended and shall have been prepared in conformity with generally accepted accounting principles consistently applied except, in the case of quarterly reports, for normal, recurring, year-end audit adjustments and the absence of notes and schedules.

         SECTION 5.03 OTHER REPORTS AND INSPECTION. The Borrower shall furnish promptly to Harris such other financial documents, reports, data and other financial information as Harris may reasonably request. The Borrower shall, upon reasonable prior notice, make available to Harris or its representatives or designees all properties, assets, books of account and corporate records requested by Harris, for inspection and shall use its best efforts to make available to Harris the directors, officers, employees and independent accountants of the Borrower for interviews to verify all information furnished and otherwise to become familiar with the Borrower and its business, operations, properties and assets.

         SECTION 5.04 INSURANCE. The Borrower shall and shall cause each of its Subsidiaries to maintain valid policies, workers' compensation, fire and casualty, liability and other forms of insurance with financially sound and reputable insurers reasonably acceptable to Harris in such amounts, with such deductibles and against such risks and losses as are reasonable for the business and assets of the Borrower and the Borrower shall maintain such other insurance as may be required by law. The activities and operations of the Borrower shall be conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

         SECTION 5.05 LICENSES; OTHER PROPERTY. The Borrower shall and shall cause each of its Subsidiaries to obtain, preserve, renew and keep in full force and effect all rights, licenses, permits, patents, copyrights, trademarks, trade names and other authorizations, from Governmental Authorities or any other Person, utilized by the Borrower which shall be necessary in any material respect to the conduct of its business, unless such licenses, permits and authorizations are not in full force and effect and such is being contested diligently and in good faith by the Borrower. The Borrower shall maintain and preserve all property material to the conduct of its business and keep such property in good repair, working order and condition and from time to time make, and cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith may be properly conducted at all times.

         SECTION 5.06 MATERIAL CHANGES AND OTHER NOTICES. The Borrower shall and shall cause each of its Subsidiaries to promptly notify Harris by providing a written statement of the chief executive officer of the Borrower of (i) any default (with or without notice or lapse of time or both) under, or breach of, any Loan Document any other Transaction Documents, the Note or any other material agreement or obligation, and (ii) the occurrence of any default or event of default under any other agreement or instrument providing for Indebtedness of the Borrower or any Subsidiary (together with a copy of any notices received by the Borrower or such Subsidiary with respect thereto), specifying for each matter referred to in clause (i) or (ii) the nature, extent and period of existence thereof and the corrective action taken and proposed to be taken with respect thereto.

         SECTION 5.07 COMPLIANCE WITH APPLICABLE LAWS. The Borrower shall and shall cause each of its Subsidiaries to maintain its corporate existence in good standing and comply in all material respects with all applicable statutes, laws, ordinances, rules and regulations of any Governmental Authority (whether now in effect or hereinafter enacted) and any filing requirements relating thereto, such compliance to include, without limitation, filing in a timely manner (within any applicable extension periods) all Tax returns, reports and forms required to be filed under the Code or under applicable state, local or foreign tax laws and timely paying in full all Taxes required to be paid in respect of the periods covered by such returns, reports and forms, except to the extent such statutes, laws, ordinances, rules, regulations, filing requirements or Taxes are being contested diligently and in good faith by the Borrower (and, in the case of Taxes, adequate reserves for payment thereof have been set up), and shall do all things necessary to preserve, renew and keep in full force and effect and in good standing its corporate existence and authority necessary to continue its business.

         SECTION 5.08 OBLIGATIONS. The Borrower shall and shall cause each of its Subsidiaries to fully perform all obligations under any agreement between the Borrower and the Board of Education of the City of New York ("NYCBOE") promptly and in accordance with their terms before the same shall become delinquent or in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might give rise to default or breach under any such agreement.

         SECTION 5.09 SUBSIDIARY GUARANTY. If after the date hereof the Borrower acquires a Significant Subsidiary or if any of its Subsidiaries is or becomes a Significant Subsidiary, then the Borrower shall cause such Subsidiary to absolutely and unconditionally guarantee to Harris the prompt payment of all amounts owing under the Note. The form of such guarantee shall be reasonably satisfactory to Harris.

         SECTION 5.10 BOARD OF EDUCATION PERFORMANCE BOND AND CONTRACT PERFORMANCE REVIEWS. (a) Teltronics shall indemnify, defend and hold Harris harmless from and against every loss, cost, damage, expense, claim, or demand (including attorneys' fees and court costs in connection therewith) with respect to any and all damages alleged, assessed, or incurred by Harris (whether in contract, tort, or strict liability) resulting from any or otherwise arising out of or in any way connected to either with the failure of completion of the contract originally between Harris and NYCBOE which has been subcontracted to Teltronics (the "NYCBOE CONTRACT") or any default thereunder.

         (b) Until the completion and performance of the NYCBOE Contract (or the release by the NYCBOE of all claims it may have against Harris) Teltronics agrees that it will provide Harris, upon request, with all information relating to the status and performance of the NYCBOE Contract and that it shall make available on-site performance reviews. Teltronics also agrees that, at the written request of Harris, it shall make its employees who are responsible for the oversight of the NYCBOE Contract available for a program review, provided such reviews are requested not more frequently than one day during any calendar month.

         SECTION 5.11 PAYMENT OF INDEBTEDNESS TO HARRIS; PERFORMANCE OF OTHER COVENANTS; PAYMENT OF OTHER OBLIGATIONS. (a) Borrower will make full and timely payment of the principal of and interest on the Indebtedness owed under any of the Loan Documents.

         (b) Borrower will duly comply with all the terms, covenants and undertakings contained in the Loan Documents and the other Transaction Documents.

         (c) Borrower will make full and timely payment of all other Indebtedness of Borrower to Harris, whether now existing or hereafter arising.

         SECTION 5.12 FURTHER ASSURANCES. At their cost and expense, upon request of Harris, Borrower shall duly execute and deliver or cause to be duly executed and delivered to Harris such further instruments or documents and do and cause to be done such further acts as may be reasonably necessary or proper in the opinion of Harris to carry out more effectively the provisions and purposes of any of the Loan Documents.

ARTICLE VI.     NEGATIVE COVENANTS

         The Borrower covenants and agrees with Harris that, so long as the principal of or interest on the Note shall be unpaid, unless Harris shall otherwise consent in writing:

         SECTION 6.01 LIENS. The Borrower shall not and shall not permit any of its Subsidiaries to create, incur, assume or permit or exist any Lien except under the Security Agreement on any property or assets now owned or hereafter acquired by it or on any income or rights in respect of any thereof, except Permitted Liens and except for liens listed on Schedule A hereto and for purchase money liens on property acquired by the Borrower after the date hereof and secured only by such property so acquired and no other property or asset of the Borrower.

         SECTION 6.02 TRANSACTIONS WITH AFFILIATES. The Borrower shall not enter into any transaction for the sale, transfer, lease or other disposition of real or personal property, tangible or intangible, or incur or create any Indebtedness with, or extend any Guarantee to, any of its stockholders or Affiliates except in the ordinary course of and pursuant to the reasonable requirements of the Borrowers or such Subsidiary's business and upon fair and reasonable terms no less favorable to the Company or such Subsidiary than would obtain in a comparable arm's-length transaction with a Person other than an Affiliate, in each case as determined in good faith by a majority of the disinterested directors of the Borrower (as the term "disinterested" is used in Section 144 of the Delaware General Corporation Law).

         SECTION 6.03 MERGER, CONSOLIDATION AND SALE OF ASSETS. The Borrower shall not and shall not permit any of its Subsidiaries, except for Interactive Solutions, Inc., to merge or consolidate with or sell, assign, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to any Person except that any

Subsidiary may merge with or sell or otherwise transfer its assets to the Borrower or a wholly-owned Subsidiary of the Borrower and the Borrower may merge with another corporation provided it is the surviving corporation of such merger.

         SECTION 6.04 DIVIDENDS. The Borrower shall not declare or pay any cash dividends on, or make any other distribution in respect of, the capital stock of the Borrower except for dividends in respect of its Series B Preferred Stock or Series C Preferred Stock or any other class of Preferred Stock that may be issued by the Borrower; provided that the Borrower complies with Section 2 of the Certificate of Designations for the Series C Preferred Stock.

ARTICLE VII.     EVENTS OF DEFAULT

         SECTION 7.01 EVENTS OF DEFAULT. In case of the happening of any of the following events ("Events of Default"):

                  (a) any representation or warranty made in any Loan Document, any other Transaction Documents, or any representation, warranty, statement or information contained in any report, certificate, financial statement or other instrument furnished or pursuant to any Loan Document, any other Transaction Documents, or the Note, shall prove to have been false or misleading in any material respect when so made or furnished or deemed to have been made or furnished;

                  (b) a failure by Borrower to pay any installment of principal of, interest on or any other sum due under, the Note, within three (3) days after it shall become due;

                  (c) default shall be made in the payment of any other amount (other than an amount referred to in (b) above) due under this Agreement, any other Loan Document or the Note and such default is not cured within ten (10) calendar days;

                  (d) default shall be made in the due observance or performance by the Borrower of any covenant, obligation, condition or agreement contained in this Agreement, any other Loan Document, any other Transaction Documents, or the Note (other than those specified in (a), (b) or (c) above); and such default shall continue unremedied for a period of ten (10) calendar days after notice thereof from Harris to the Borrower;

                  (e) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking
(i) relief in respect of the Borrower, or of a substantial part of the property assets of the Borrower, under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower, or for a substantial part of the property or assets of the Borrower, or (iii) the winding-up or liquidation of the Borrower; and such proceeding or petition shall continue undismissed for sixty (60) days or an order or decree approving or ordering any of the foregoing shall be entered;

                  (f) the Borrower shall (i) voluntarily commence any proceeding or file any petition seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other Federal or state bankruptcy, insolvency, receivership or similar law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in (e) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for the Borrower or for a substantial part of the property or assets of the Borrower (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors, (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due or (vii) take any action for the purpose of effecting any of the foregoing;

                  (g) the Borrower shall (i) fail to pay any principal, or interest or other amount due under any other Indebtedness, including any Indebtedness owed to Harris, when and as the same shall become due and payable or (ii) fail to observe or perform any other covenant, condition or agreement contained in any agreement or instrument relating to any other Indebtedness if
(A) the effect of any failure referenced in clause (i) is to cause the Person to whom such Indebtedness is owed (with or without the giving of notice or lapse of time or both) to cause such Indebtedness to become due prior to its stated maturity after giving effect to any applicable period of grace or (B) the effect of any failure referenced in clause (ii) is that the Person to whom such Indebtedness is owed has (after the giving of any notice or lapse of time or both provided for in the applicable agreements or other instruments) declared such Indebtedness due prior to its stated maturity or otherwise exercised any of the other rights and remedies available to it on account of such failure;

                  (h) the Security Agreement shall for any reason (other than pursuant to the terms thereof or by any act or omission of Harris) cease to create a valid and perfected security interest in any of the collateral purported to be covered thereby and such default is not cured within ten (10) calendar days; or

                  (i) the Borrower shall sell or convey all or substantially all of its assets to, or merge or consolidate with or into, any other entity and, after giving effect to such sale, conveyance, merger or consolidation, Persons who were stockholders of the Borrower immediately prior thereto, and Affiliates of such Persons, shall cease to hold securities in the transferee, surviving or resulting entity representing a majority of the outstanding shares of the voting securities of the transferee, surviving or resulting entity;

then, and in every such event (other than an event described in paragraph (e) or (f) above involving the Borrower) and at any time thereafter during the continuance of such event, Harris may, in addition to any other remedy available at law or in equity, by notice to the Borrower, take any or all of the following actions, at the same or different times: declare the Note to be forthwith due and payable in whole or in part, whereupon the principal of the Note so declared to be due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under such Note, shall become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Note to the contrary notwithstanding or exercise any rights under the Security Agreement or any other agreement that may be available to Harris.

         SECTION 7.02 AUTOMATIC ACCELERATION. In case of the happening of any of the events set forth in Section 7.01(e) or Section 7.01(f) above, the Note shall automatically, without out any further action or declaration on the part of, or notice to, Harris or the Borrower, accelerate and become forthwith due and payable in whole, whereupon the principal of the Note so due and payable, together with accrued interest thereon and all other liabilities of the Borrower accrued hereunder and under such Note, shall automatically become forthwith due and payable, without presentment, demand, protest or any other notice of any kind, all of which are hereby expressly waived by the Borrower, anything contained herein or in the Note to the contrary notwithstanding or exercise any rights under the Security Agreement or any other agreement that may be available to Harris.

ARTICLE VIII.     MISCELLANEOUS

         SECTION 8.01 NOTICES. Notices and other communications provided for herein shall be in writing and shall be delivered by hand, by telecopy, by Federal Express or similar overnight courier service, or mailed by registered or certified mail, as follows:

                  (a)      if to Harris:

                           Harris Corporation
                           1025 W. NASA Boulevard
                           Melbourne, FL   32919
                           Telecopy:  (321) 727-9234
                           Attention:    Scott T. Mikuen


                  (b)      if to the Borrower:

                           Teltronics, Inc.
                           2150 Whitfield Industrial Way
                           Sarasota, FL  34243-4046
                           Telecopy:  (941) 751-7724
                           Attention :   Ewen R. Cameron
                                         President and CEO


         All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt if delivered by hand, telecopy or overnight courier service, or on the date five (5) Business Days after being mailed by certified or registered mail, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 8.01 or in accordance with the latest unrevised direction from such party given in accordance with this Section 8.01.

         SECTION 8.02 SURVIVAL OF AGREEMENT. All covenants, agreements, representations and warranties made by the Borrower herein and in the certificates or other instruments prepared or delivered in connection with or pursuant to any Loan Document, any other Transaction Documents, or the Note shall be considered to have been relied upon by Harris and shall survive the making of any loan, and the execution and delivery to Harris of the Note, regardless of any investigation made by Harris or on its behalf.

         SECTION 8.03 ASSIGNMENT. The Loan Documents and the Note and the rights thereunder shall not be assignable or transferable by the Borrower without the prior written consent of Harris. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns.

         SECTION 8.04 NO THIRD-PARTY BENEFICIARIES. This Agreement is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such assigns, any legal or equitable rights hereunder.

         SECTION 8.05 EXPENSES. the Borrower agrees to pay all out-of-pocket expenses incurred by Harris in connection with the enforcement of Harris' rights in connection with any Loan Document or the Note, including the reasonable fees and disbursements of counsel for Harris and including any intangible or documentary stamp tax or similar taxes which may be required to be paid under applicable law. The provisions of this Section 8.05 shall remain operative and in full force and effect regardless of the expiration of the term of any Loan Document, the Note, the consummation of the transactions contemplated thereby, the repayment of the Loan, the invalidity or unenforceability of any term or provision of any Loan Document, or the Note, or any investigation made by or on behalf of Harris. All amounts due under this Section 8.05 shall be payable on written demand therefor.

         SECTION 8.06 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida applicable to agreements made and to be performed entirely within such state, without regard to the conflicts of law principles of such state.

         SECTION 8.07 WAIVERS; AMENDMENT.

                  (a) No failure or delay of either party in exercising any power or right under any Loan Document or the Note, shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of either party under the Loan Documents and the Note are cumulative and are not exclusive of any rights or remedies which such party would otherwise have. No waiver of any provision of the Loan Documents or the Note, or consent to any departure by the Borrower therefrom shall in any event be effective unless the same shall be permitted by Section 8.07(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. No notice or demand on the Borrower in any case shall entitle the Borrower to any other or further notice or demand in similar or other circumstances.

                  (b) None of the Loan Documents or the Note, nor any provision hereof or thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower and Harris.

         SECTION 8.08 WAIVER OF JURY TRIAL JURISDICTION. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THE LOAN

DOCUMENTS AND THE NOTE. EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTY HERETO HAVE BEEN INDUCED TO ENTER INTO THE LOAN DOCUMENTS AND THE NOTE BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 8.08. THE BORROWER HEREBY IRREVOCABLY SUBMITS TO THE JURISDICTION OF ANY STATE COURT LOCATED IN BREVARD COUNTY, FLORIDA, OR IN A FEDERAL COURT LOCATED IN THE MIDDLE DISTRICT OF FLORIDA FOR THE PURPOSE OF ANY SUIT, ACTION, PROCEEDINGS, OR JUDGMENT ARISING UNDER THIS AGREEMENT.

         SECTION 8.09 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement or the Note, is or should become invalid, illegal, or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

         SECTION 8.10 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which shall constitute an original but all of which when taken together shall constitute but one contract, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

         SECTION 8.11 HEADINGS. Article and Section headings used herein are for convenience of reference only, are not part of this Agreement and are not to effect the construction of, or be taken into consideration in interpreting this Agreement.

         SECTION 8.12 ENTIRE AGREEMENT. The Loan Documents, the other Transaction Documents and the Note constitute the entire contract between the parties relative to the subject matter hereof. Any previous agreement among the parties with respect to the subject matter hereof is superseded thereby.


                   [Intentionally left blank to end of page.]

         IN WITNESS WHEREOF, the Borrower and Harris have duly executed this Loan Agreement as of the day and year first above written.


                                 HARRIS CORPORATION


                                 By: /s/ Jeffrey P. Morrill
                                    ---------------------------------
                                 Name: Jeffrey P. Morrill
                                 Title: Assistant Treasurer



                                 TELTRONICS, INC.


                                 By: /s/ Ewen Cameron
                                    ---------------------------------
                                 Name: Ewen Cameron
                                 Title: President and CEO


STATE OF   Georgia
         -------------
                        :ss.:
COUNTY OF  Fulton
          ----------------

         On this 28th day of March ______, 2002, before me personally appeared Ewen Cameron, to be personally known, who, being by me duly sworn, says that he is President & CEO of TELTRONICS, INC., that said instrument was signed on behalf of said corporation by authority of its Board of Directors, and he acknowledged that the execution of the foregoing instrument was the free act and deed of said corporation.

                                  /s/ Trina L. Mackie
                                  ---------------------------------
                                          Notary Public

My Commission Expires: 8/3/05

[Notary Seal]

                      AFFIDAVIT OF OUT-OF-FLORIDA EXECUTION
                      -------------------------------------


         I, Ewen Cameron, being duly sworn upon my oath, depose and say:

                  1. That I am President and CEO of Teltronics, Inc. (the "Borrower").

                  2. That on the 28th day of March, 2002, I executed on behalf of the Borrower the Loan Agreement dated March 28, 2002 between the Borrower and Harris Corporation ("Harris").

                  3. The execution of the Loan Agreement took place in the City of Atlanta in the State of Georgia.

         IN WITNESS WHEREOF, I have executed this Affidavit of Out-of-Florida Execution as of the day and year set forth below.


                                                /s/ Ewen Cameron
                                                --------------------------
                                                Name: Ewen Cameron
                                                Title: President and CEO

STATE OF   Georgia
         -----------------------
COUNTY OF Fulton
         -----------------------

         The foregoing Affidavit of Out-of-Florida Execution was acknowledged before me this 28th day of March, 2002, by the affiant named above, who signed and acknowledged the same on behalf of the Borrower, Teltronics, Inc. The affiant is personally known to me or has produced Driver's License as identification and [X] did [ ]did not take an oath.


(NOTARY SEAL)
                                             /s/ Trina L. Mackie
                                             -------------------------------
                                             Name:
                                             Notary Public-State of Georgia
                                                                   ---------
                                             Commission Number: 01-NT-02474
                                                               -------------






                                       2